 EX-99.12.a

Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

February 26, 2018

Board of Directors, Dimensional Investment Group Inc.
6300 Bee Cave Road, Building One
Austin, Texas 78746

Board of Directors, DFA Investment Dimensions Group Inc.
6300 Bee Cave Road, Building One
Austin, Texas 78746

Re:
Agreement and Plan of Reorganization ("Agreement") made as of February 26, 2018 by Dimensional Investment Group Inc. ("DIG"), a corporation organized under the laws of the State of Maryland, on behalf of its series, DFA International Value Portfolio II (the "DIG Target Portfolio") and DFA International Value Portfolio III (the "Acquiring Portfolio") and DFA Investment Dimensions Group Inc., a corporation organized under the laws of the State of Maryland ("DFAIDG"), on behalf of one of its portfolios, the LWAS/DFA International High Book to Market Portfolio ("DFAIDG Target Portfolio") (together, the "Portfolios" and, individually, a "Portfolio")

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the reorganization (hereinafter referred to as the "Reorganization") of both the DIG Target Portfolio and the DFAIDG Target Portfolio, which will consist of: (i) the acquisition by DIG, on behalf of Acquiring Portfolio, of substantially all of the property, assets, and goodwill of the DIG Target Portfolio and the DFAIDG Target Portfolio in exchange solely for full and fractional shares of capital stock, with a par value of one cent ($0.01) per share, of Acquiring Portfolio ("Acquiring Portfolio Shares"); (ii) the distribution of Acquiring Portfolio Shares to the holders of shares of capital stock of DIG Target Portfolio ("DIG Target Portfolio Shares") according to their respective interests in DIG Target Portfolio and to the holders of shares of capital stock of DFAIDG Target Portfolio ("DFAIDG Target Portfolio Shares") according to their respective interests in DFAIDG Target Portfolio, in complete liquidation of DIG Target Portfolio and DFAIDG Target Portfolio (DIG Target Portfolio Shares and DFAIDG Target Portfolio Shares are individually "Target Portfolio Shares"); and (iii) the dissolution of DIG Target Portfolio and DFAIDG Target Portfolio (DIG Target Portfolio and DFAIDG Target Portfolio are together, the "Target Portfolios" and, individually, a "Target Portfolio") as soon as is practicable after the Closing, all upon and subject to the terms and conditions of the Agreement.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

Philadelphia, PA ● Malvern, PA ● New York, NY ● Harrisburg, PA ● Wilmington, DE ● Cherry Hill, NJ ● Washington, DC ● Chicago, IL
A Pennsylvania Limited Liability Partnership

Board of Trustees, Dimensional Investment Group Inc.
Board of Trustees, DFA Investment Dimensions Group Inc.
February 26, 2018

In rendering our opinion, we have reviewed and relied upon:  (a) a copy of the executed Agreement, dated as of February 26, 2018; (b) the Prospectus/Information Statement provided to shareholders of the Target Portfolios dated January 24, 2018; (c) certain representations concerning each Reorganization made to us by DIG, on behalf of both the Acquiring Portfolio and the DIG Target Portfolio, and DFAIDG, on behalf of the DFAIDG Target Portfolio, in a letter dated February 26, 2018 (the "Representation Letter"); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

For purposes of this opinion, we have assumed that each of the DIG Target Portfolio and DFAIDG Target Portfolio on the Closing Date of a Reorganization satisfies, and immediately following the Closing Date of a Reorganization, the Acquiring Portfolio will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as regulated investment companies.

Based on the foregoing, and provided each Reorganization is carried out in accordance with the applicable laws of the State of Maryland, the terms of the Agreement and the statements in the Representation Letter for each Target Portfolio and the Acquiring Portfolio, it is our opinion that for federal income tax purposes:

1. The acquisition by the Acquiring Portfolio of all of the assets of a Target Portfolio, as provided for in the Agreement, in exchange solely for Acquiring Portfolio Shares and the assumption of the liabilities (if any) of a Target Portfolio by the Acquiring Fund, followed by the distribution by a Target Portfolio to its shareholders of Acquiring Portfolio Shares in complete liquidation of the Target Portfolio will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Target Portfolio and the Acquiring Portfolio each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by a Target Portfolio upon the transfer of all of its assets to, and assumption of its liabilities by, the Acquiring Portfolio in exchange solely for Acquiring Portfolio Shares under Sections 361(a) and 357(a) of the Code.

3. No gain or loss will be recognized by the Acquiring Portfolio upon the receipt by it of all of the assets of a Target Portfolio in exchange solely for the assumption of the Target Portfolio's liabilities and issuance of Acquiring Portfolio Shares under Section 1032(a) of the Code.

4. No gain or loss will be recognized by a Target Portfolio upon the distribution of Acquiring Portfolio Shares to its shareholders in complete liquidation of the Target Portfolio (in pursuance of the Agreement) under Section 361(c)(1) of the Code.

Board of Trustees, Dimensional Investment Group Inc.
Board of Trustees, DFA Investment Dimensions Group Inc.
February 26, 2018

5. The tax basis of the assets of a Target Portfolio received by the Acquiring Portfolio will be the same as the tax basis of such assets to the Acquired Portfolio immediately prior to the Reorganization under Section 362(b) of the Code.

6. The holding periods of the assets of a Target Portfolio received by the Acquiring Portfolio will include the periods during which such assets were held by the Target Portfolio under Section 1223(2) of the Code.

7. No gain or loss will be recognized by the shareholders of a Target Portfolio upon the exchange of their Target Portfolio Shares solely for Acquiring Portfolio Shares (including fractional shares to which they may be entitled) under Section 354(a) of the Code.

8. The aggregate tax basis of Acquiring Portfolio Shares received by the shareholders of a Target Portfolio (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of Target Portfolio Shares exchanged therefor under Section 358(a)(1) of the Code.

9. The holding period of Acquiring Portfolio Shares received by shareholders of a Target Portfolio (including fractional shares to which they may be entitled) will include the holding period of Target Portfolio Shares surrendered in exchange therefor, provided that the shareholder held Target Portfolio Shares as a capital asset on the Closing Date of a Reorganization under Section 1223(1) of the Code.

10. The Acquiring Portfolio will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Treasury ("Treasury Regulations")) the items of the Target Portfolio described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Target Portfolio, the Acquiring Portfolio or any Target Portfolio shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code or any contract described in Section 1256(b) of the Code) as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the "Service") as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do

Board of Trustees, Dimensional Investment Group Inc.
Board of Trustees, DFA Investment Dimensions Group Inc.
February 26, 2018

not undertake to make any continuing analysis of the facts or relevant law following the date of a Reorganization.

Our opinion is conditioned upon the performance by DIG, on behalf of both the Acquiring Portfolio and the DIG Target Portfolio, and DFAIDG, on behalf of the DFAIDG Target Portfolio, of the undertakings in the Agreement and the Representation Letter. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) a Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of a Reorganization on any other transaction and/or the effect, if any, of any such other transaction on a Reorganization.

We hereby consent to the use of this opinion as an exhibit to the registration statement of the Acquiring Portfolio on Form N-14, and any amendments thereto, covering the registration of Acquiring Portfolio Shares under the Securities Act of 1933, as amended, to be issued in a Reorganization.

Very truly yours, /s/ STRADLEY RONON STEVENS & YOUNG, LLP STRADLEY RONON STEVENS & YOUNG, LLP